MML AMERICAN FUNDS INTERNATIONAL FUND

MML LARGE CAP GROWTH FUND

URGENT: YOUR VOTE IS CRITICAL

Dear Shareholder:

Recently, we sent you proxy material regarding a meeting of shareholders scheduled for May 25, 2022 for MML Series Investment Fund and MML Series Investment Fund II (separately, the “Trust” and together the “Trusts”) and their constituent Funds.

Due to insufficient votes to pass the proposals for your fund, the shareholder meeting has been adjourned to July 28, 2022 at 11:00 am EST. Our records indicate that we have not received your voting instructions.

We urge you to vote as soon as possible. Join your fellow holders and vote today!

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your enclosed proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before July 28, 2022.	If you have your proxy materials, call the number listed on your enclosed proxy card and follow the touch-tone prompts to vote.

We truly appreciate your investment and regret any inconvenience as a result of this process. Thank you again for your help and support.

Sincerely,

Andrew M Goldberg

Secretary

MML Series Investment Fund

MML Series Investment Fund II

MM ANNUITY 2022